Proposed
		Proposed	Maximum
Title of Each Class of	Amount to be	Maximum	Aggregate	Amount of
Securities to be Registered	Registered	Offering Price	Offering Price	Registration Fee(1)
5.75% Notes due 2018	$250,000,000	99.949%	$249,872,500	$17,815.91

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed pursuant to Rule 424(b)(2)
File No. 333-155676

Prospectus supplement
(To prospectus, dated November 25, 2008)

Wyndham Worldwide Corporation

$250,000,000

5.75% Notes due 2018

We are offering $250 million aggregate principal amount of notes.

The notes will bear interest at the rate of 5.75% per year. Interest will be payable semi-annually on February 1 and August 1 of each year, commencing February 1, 2011. The notes will mature on February 1, 2018. We may redeem some or all of the notes at any time before maturity at the “make-whole price” discussed under the caption “Description of notes—Optional redemption.”

The notes will be our unsecured obligations and will rank equally in right of payment with all of our other unsubordinated indebtedness.

Investing in the notes involves risks. Please see the sections entitled “Risk Factors” beginning on page 8 of our Annual Report on Form 10-K for the year ended December 31, 2009, on page 45 of our Quarterly Report on Form 10-Q for the period ended March 31, 2010, on page 54 of our Quarterly Report on Form 10-Q for the period ended June 30, 2010 and in this prospectus supplement beginning on page S-8 and the accompanying prospectus beginning on page 4.

	Per note	Total
Public offering price[1]	99.949%	$249,872,500

Underwriting discount	1.250%	$3,125,000

Proceeds, before expenses, to us	98.699%	$246,747,500

(1)	Plus accrued interest, if any, from September 20, 2010, if settlement occurs after such date.

The issuer does not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any quotation system.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to distribute the notes in book-entry form through the facilities of The Depository Trust Company and its direct and indirect participants on or about September 20, 2010.

Joint Book-Running Managers

BofA Merrill Lynch	Deutsche Bank Securities	J.P. Morgan	RBS

Lead Managers

Credit Suisse	Goldman, Sachs & Co.	Scotia Capital

Co-Managers

BBVA Securities	Daiwa Capital Markets	Mitsubishi UFJ Securities	nabSecurities, LLC	US Bancorp

The date of this prospectus supplement is September 15, 2010

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the securities we may offer from time to time. This prospectus supplement describes the specific details regarding this offering. Additional information is incorporated by reference in this prospectus supplement. If

S-i

information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus filed by us with the Securities and Exchange Commission, or the “SEC.” We have not, and the underwriters have not, authorized anyone else to provide you with different or additional information. Neither we nor the underwriters take any responsibility for, nor can we provide any assurance as to the reliability of, any different or additional information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer and sale thereof is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus, any free writing prospectus or any document incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-ii

Forward-looking statements

Forward-looking statements in this prospectus supplement and documents that are incorporated by reference herein are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or other public statements. These forward-looking statements are based on various facts and have been derived utilizing numerous important assumptions and other important factors, and changes in such facts, assumptions or factors could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements include the information concerning our future financial performance, business strategy, projected plans and objectives. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate” and similar expressions or future or conditional verbs such as “should,” “would,” “may” and “could” are generally forward looking in nature and not historical facts. You should understand that the following important factors could affect our future results and could cause actual results to differ materially from those expressed in such forward-looking statements:

•	Adverse developments in general business, economic and political conditions or any outbreak or escalation of hostilities on a national, regional or international basis;

•	Our inability to access the capital and/or the asset-backed markets on a favorable basis;

•	Competition in our existing and future lines of business, and the financial resources of competitors;

•	Our failure to comply with laws and regulations and any changes in laws and regulations, including hospitality, vacation rental and vacation ownership-related regulations, telemarketing regulations, privacy policy regulations and state, federal and international tax laws;

•	Seasonal fluctuation in the travel business;

•	Local and regional economic conditions that affect the travel and tourism industry;

•	Our failure to complete future acquisitions or to realize anticipated benefits from completed acquisitions;

•	Actions by our franchisees that could harm our business;

•	The loss of any of our senior management;

•	Pandemics or the threat of pandemics that may negatively affect the travel industry;

•	Terrorist attacks that may negatively affect the travel industry, result in a disruption in our business and adversely affect our financial results;

•	Risks inherent in operating in foreign countries, including exposure to local economic conditions, government regulation, currency restrictions and other restraints, changes in and application of tax laws, expropriation, political instability and diminished ability to legally enforce our contractual rights; and

•	Our failure to provide fully integrated disaster recovery technology solutions in the event of a disaster or other business interruption.

Other factors not identified above, including the risk factors described or incorporated by reference in the “Risk factors” section of this prospectus supplement or the accompanying prospectus, may also cause actual results to differ materially from those projected by our forward-looking statements. Most of these factors are difficult to anticipate and are generally beyond our control.

You should consider the areas of risk described above, as well as those set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, in our Quarterly Reports on Form 10-Q for the periods ended March 31, 2010 and June 30, 2010 and in this prospectus supplement or the accompanying prospectus in connection with considering any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law. For any forward-looking statements contained or incorporated by reference in this prospectus supplement, we claim the protection of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Summary

The following is a summary of the more detailed information appearing elsewhere or incorporated by reference in this prospectus supplement. It does not contain all of the information that may be important to you. You should read this prospectus supplement in its entirety and the documents we have referred you to, including those incorporated herein by reference, especially the risks of investing in the notes discussed under “Risk Factors,” before investing in these notes. Except as otherwise indicated or unless the context otherwise requires, “Wyndham Worldwide,” “we,” “us,” “our,” “the Company,” and “our company” refer to Wyndham Worldwide Corporation or any successor thereto and its subsidiaries on a consolidated basis. Unless otherwise indicated, information is presented as of June 30, 2010.

Our company

As one of the world’s largest hospitality companies, we offer individual consumers and business customers a broad suite of hospitality products and services across various accommodation alternatives and price ranges through our portfolio of world-renowned brands. With more than 20 brands, which include Wyndham Hotels and Resorts, Ramada, Days Inn, Super 8, Wyndham Rewards, Wingate by Wyndham, Microtel, RCI, The Registry Collection, Endless Vacation Rentals, Landal GreenParks, Cottages4You, Novasol, Wyndham Vacation Resorts and WorldMark by Wyndham, we have built a significant presence in most major hospitality markets in the United States and throughout the rest of the world.

The hospitality industry is a major component of the travel industry, which is one of the largest retail industry segments of the global economy. We operate primarily in the lodging, vacation exchange and rentals, and vacation ownership segments of the hospitality industry. Nearly 60% of our revenues come from fees we receive in exchange for providing services and products. We refer to these as our “fee-for-service” businesses. For example, we receive fees in the form of royalties for our customers’ utilization of our brand names and for our provision of hotel and resort management and vacation exchange and rentals services. The remainder of our revenues comes from the proceeds received from sales of vacation ownership interests.

•	Our lodging business is the world’s largest hotel company (based on number of properties), franchising in the upscale, midscale, economy and extended stay segments of the lodging industry and providing hotel management services for full-service hotels globally. This is predominately a fee-for-service business that provides recurring revenue streams, requires low capital investment and produces strong cash flow;

•	Our vacation exchange and rentals business is the world’s largest vacation exchange network based on the number of vacation exchange members and among the world’s largest global marketers of vacation rental properties based on the number of vacation rental properties marketed. Through this business, we provide vacation exchange products and services and access to distribution systems and networks to resort developers and owners of intervals of vacation ownership interests, and we market vacation rental properties primarily on behalf of independent owners, vacation ownership developers and other hospitality providers. This is primarily a fee-for-service business that provides stable revenue streams, requires low capital investment and produces strong cash flow; and

•	We have the largest vacation ownership business in the world when measured by the number of resorts, units, or owners. Through our vacation ownership business, we develop, market and sell vacation ownership interests to individual consumers, provide consumer financing in connection with the sale of vacation ownership interests and provide property management services at resorts. While the vacation ownership business has historically been capital intensive, a central strategy for Wyndham Worldwide is to leverage our scale and marketing expertise to pursue low-capital requirement, fee-for-service business relationships that produce strong cash flow.

Our mission is to be the leader in travel accommodations, welcoming our guests to iconic brands and vacation destinations through our signature “Count On Me!” service. We also have a strong commitment to increasing shareholder value. Our strategies to achieve these objectives are to:

•	Increase market share by delivering excellent service to drive customer, consumer and associate satisfaction;

•	Grow cash flow and operating margins through superior execution in all of our businesses;

•	Rebalance the Wyndham Worldwide portfolio to emphasize our fee-for-service business models;

•	Attract, retain and develop human capital across our organization; and

•	Support and promote Wyndham Green and Wyndham Diversity initiatives.

We strive to provide value-added products and services that are intended to both enhance the travel experience of the individual consumer and to drive revenues to our business customers. The depth and breadth of our businesses across different segments of the hospitality industry provide us with the opportunity to expand our relationships with our existing individual consumers and business customers in one or more segments of our business by offering them additional or alternative products and services from our other segments. Historically, we have pursued what we believe to be financially-attractive entry points in the major global hospitality markets to strengthen our portfolio of products and services.

Our lodging, vacation exchange and rentals and vacation ownership businesses all have both domestic and international operations. For the year ended December 31, 2009, we derived 76% of our revenues in the United States and 24% internationally.

Risk factors

See the sections entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, in our Quarterly Reports on Form 10-Q for the periods ended March 31, 2010 and June 30, 2010 and in this prospectus supplement and the accompanying prospectus for a discussion of the factors you should consider carefully before deciding to invest in the notes.

The offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of the terms and conditions of the notes, see the section entitled “Description of notes.”

Issuer	Wyndham Worldwide Corporation, a Delaware corporation

Securities Offered	$250 million aggregate principal amount of 5.75% notes due 2018.

Maturity	The notes will mature on February 1, 2018.

Interest Rate	The notes will bear interest at the rate of 5.75% per year. Interest on the notes will be payable semi-annually in arrears on February 1 and August 1 of each year commencing February 1, 2011.

Ranking	The notes will be our general unsecured obligations and will rank equally with all of our existing and future unsubordinated obligations. As of June 30, 2010, we had approximately $1,646 million of unsecured indebtedness outstanding, $146 million of secured indebtedness outstanding, and $1,546 million of securitized indebtedness outstanding.

Holders of any secured indebtedness will have claims that are prior to your claims as holders of the notes, to the extent of the value of the assets securing such indebtedness, in the event of any bankruptcy, liquidation or similar proceeding.

The notes will be structurally subordinated to all obligations of our subsidiaries, including claims with respect to trade payables. As of June 30, 2010, our direct and indirect subsidiaries had approximately $146 million of outstanding indebtedness and other liabilities (excluding intercompany liabilities and indebtedness under our securitization programs), all of which are structurally senior to the notes.

Further Issues	We may create and issue further notes ranking equally and ratably in all respects with the notes being offered hereby, so that such further notes will be consolidated and form a single series with the notes being offered hereby and will have the same terms. Please see the section entitled “Description of notes—Further issues.”

Optional Redemption	We may redeem all or a portion of the notes at our option at any time at the “make-whole” redemption price equal to the greater of (1) 100% of the aggregate principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, and (2) the sum, as determined by an independent investment banker, of the present values of the remaining scheduled payments of principal and interest in respect of the notes being redeemed (exclusive of any interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis at the treasury rate plus 50 basis points, plus accrued and unpaid interest to, but excluding, the redemption date. Please see the section entitled “Description of notes—Optional redemption” in this prospectus supplement.

Certain Covenants	We will issue the notes under an indenture that will, among other things, limit our ability to:

• consolidate, merge or sell all or substantially all of our assets;

• create liens, except for those created in our securitization facilities; and

• enter into sale and leaseback transactions.

All of these limitations will be subject to a number of important qualifications and exceptions. Please see the section entitled “Description of notes.”

Repurchase at the Option of the Holders of Notes	If we experience specific kinds of change of control and the ratings on the notes are below investment grade ratings on any date within a specified period of time following the public notice of an arrangement that could result in a change of control, we will be required to offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase. Please see the section entitled “Description of notes—Repurchase at the option of the holders of notes.”

Use of Proceeds	We intend to use the net proceeds of this offering to reduce our outstanding indebtedness. Please see the section entitled “Use of proceeds.”

Book-entry form	The notes will be issued in the form of one or more fully registered global notes, which will be deposited with, or on behalf of, The Depository Trust Company (the “Depositary”), New York, New York and registered in the name of Cede & Co., the Depositary’s nominee. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary. Investors may elect to hold interests in the global notes through either the Depositary (in the United States), or Clearstream Banking Luxembourg S.A. or Euroclear Bank S.A./N.V. as operator of the Euroclear System (in Europe), if they are participants in those systems, or indirectly through organizations that are participants in those systems.

Absence of a public market for the notes	The notes are new securities for which there is currently no established market. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making activities with respect to the notes without notice to you or us. We do not intend to apply for a listing of the notes on any securities exchange or quotation system.

Certain United States federal income tax consequences for non-United States holders	For a discussion of certain material United States federal income tax consequences for non-United States holders related to the ownership and disposition of the notes, see “Certain material United States federal income tax considerations for non-United States holders.”

Trustee and paying agent	U.S. Bank National Association.

Governing Law	The notes and the indenture under which they will be issued will be governed by New York law.

Conflicts of Interest	Affiliates of certain of the underwriters are also lenders under our revolving credit facility. Because more than 5% of the net proceeds of this offering, not including underwriting compensation, may be received by affiliates of certain underwriters, to the extent any one underwriter, together with its affiliates, receives more than 5% of the net proceeds, such underwriter would be considered to have a “conflict of interest” with us in regards to this offering under National Association of Securities Dealers (NASD) Rule 2720 of the Financial Industry Regulatory Authority, Inc. For a brief description of the revolving credit facility and our relationships with certain underwriters, see “Use of proceeds” and “Conflicts of interest.”

Risk factors

Your investment in the notes involves certain risks.  Before you invest in the notes, in consultation with your own financial and legal advisers, you should carefully consider, among other matters, the following discussion of risks relating to the notes and the discussion of risks relating our business under the caption “Risk factors” in the accompanying prospectus and under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2010 and June 30, 2010, which are incorporated herein by reference. These risk factors may be amended, supplemented or superseded from time to time by risk factors contained in other Exchange Act reports that we file with the SEC, which will be incorporated herein by reference, or by a post-effective amendment to the registration statement of which this prospectus supplement forms a part. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance.

Risks related to the notes

Our level of indebtedness could limit cash flow available for our operations and could adversely affect our ability to service our debt or obtain additional financing, if necessary.

As of June 30, 2010, our total debt outstanding, exclusive of debt outstanding under our vacation ownership securitization program, was approximately $1,792 million. We intend to use the net proceeds of this offering to reduce our outstanding indebtedness. Our level of indebtedness could restrict our operations and make it more difficult for us to satisfy our obligations under the notes. For example, our level of indebtedness could, among other things:

•	affect our liquidity by limiting our ability to obtain additional financing for working capital, or limit our ability to obtain financing for capital expenditures and acquisitions or make any available financing more costly;

•	require us to dedicate all or a substantial portion of our cash flow to service our debt, which would reduce funds available for other business purposes, such as capital expenditures, dividends or acquisitions;

•	limit our flexibility in planning for or reacting to changes in the markets in which we compete;

•	place us at a competitive disadvantage relative to our competitors with less indebtedness;

•	render us more vulnerable to general adverse economic and industry conditions; and

•	make it more difficult for us to satisfy our financial obligations, including those relating to the notes.

In addition, the indenture governing the notes, our existing senior credit facility and the terms of the agreements governing our other outstanding indebtedness contain or will contain financial and other restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debt, including the notes.

Despite current indebtedness levels, we and certain of our subsidiaries may incur substantially more debt. This could further exacerbate the risks associated with our leverage.

The terms of the indenture governing the notes do not prohibit us or our subsidiaries from incurring additional indebtedness. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify.

The notes will be unsecured and rank behind any secured creditors to the extent of the value of the collateral securing their claims.

As of June 30, 2010, we had $146 million of secured indebtedness. Holders of any secured indebtedness will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing such indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of our secured indebtedness will have prior claim to our assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes. In that event, because the notes will not be secured by any of our assets, it is possible that our remaining assets might be insufficient to satisfy your claims in full.

The notes will be structurally junior to the indebtedness and other liabilities of our subsidiaries.

You will not have any claim as a creditor against our subsidiaries and all existing and future indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be structurally senior to the notes. Furthermore, in the event of any bankruptcy, liquidation or reorganization of any of our subsidiaries, the rights of the holders of notes to participate in the assets of such subsidiary will rank behind the claims of that subsidiary’s creditors, including trade creditors (except to the extent we have a claim as a creditor of such subsidiary). As a result, the notes are structurally subordinated to the outstanding and other liabilities, including trade payables, of our subsidiaries. As of June 30, 2010, our subsidiaries had approximately $146 million of outstanding indebtedness and other liabilities, (excluding intercompany liabilities and indebtedness under our securitization programs), all of which are structurally senior to the notes.

In addition, the indenture permits our subsidiaries to incur additional indebtedness which would be structurally senior to the notes and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by our subsidiaries.

Our ability to service our debt and meet our cash requirements depends on many factors, some of which are beyond our control.

Our ability to satisfy our obligations will depend on our future operating performance and financial results, which will be subject, in part, to factors beyond our control, including interest rates and general economic, financial and business conditions. If we are unable to generate sufficient cash flow to service our debt, we may be required to:

•	refinance all or a portion of our debt, including the notes;
•	obtain additional financing;
•	sell some of our assets or operations;

•	reduce or delay capital expenditures and/or acquisitions; or
•	revise or delay our strategic plans.

If we are required to take any of these actions, it could have a material adverse effect on our business, financial condition and results of operations. In addition, we cannot assure you that we would be able to take any of these actions, that these actions would enable us to continue to satisfy our capital requirements or that these actions would be permitted under the terms of our various debt instruments, including our senior credit facility and the indenture.

Our failure to meet the terms of covenants in our existing senior credit facility may result in an event of default.

Our existing senior credit facility contains covenants customary for credit facilities of this nature, including requiring us to meet specified financial ratios and financial tests. Our ability to borrow under our senior credit facility will depend upon satisfaction of these covenants. Events beyond our control can affect our ability to meet those covenants.

These financial covenants consist of a minimum interest coverage ratio of at least 3.0 times consolidated EBITDA to consolidated interest expense for the measurement period and a maximum leverage ratio not to exceed 3.75 times consolidated total indebtedness to consolidated EBITDA on the measurement date. Our financial covenant calculations were 6.9 times and 1.8 times as of June 30, 2010, respectively. Negative covenants in the credit facility include limitations on indebtedness of material subsidiaries; liens; mergers, consolidations, liquidations, dissolutions and sales of substantially all assets; and sale and leasebacks.

If we are unable to meet the terms of our financial covenants, or if we break any of these covenants, a default could occur under one or more of these agreements. A default, if not waived by our lenders, could result in the acceleration of our outstanding indebtedness and cause our debt to become immediately due and payable. If acceleration occurs, we would not be able to repay our debt and it is unlikely that we would be able to borrow sufficient funds to refinance our debt. Even if new financing is offered to us, it may not be on terms acceptable to us.

A downgrade by Moody’s or S&P could restrict our access to the capital markets and increase our borrowing costs.

Our senior unsecured debt is rated BBB- by S&P. During February 2010, S&P revised its outlook for our senior unsecured debt from “negative” to “stable” and Moody’s upgraded our senior unsecured debt rating to Ba1 with a “stable outlook.” A downgrade by Moody’s and/or S&P could affect our future borrowing and/or bonding costs and the availability of such bonding capacity. It is also possible that asset-backed securities issued pursuant to our securitization programs could in the future be downgraded by rating agencies. If our asset-backed securities are downgraded, our ability to complete other securitization transactions on acceptable terms could be jeopardized, and we could be forced to rely on other funding sources which may be more expensive and less attractive, or such other funding sources may not be available, which may require us to adjust our business operations accordingly, including reducing or suspending our financing to purchasers of vacation ownership interests. In addition, our inability to access the securitization or debt markets or utilize other financing vehicles would negatively affect our liquidity. Please see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Liquidity Risk” in our Quarterly Report on Form 10-Q for the period ended June 30, 2010.

We may choose to redeem the notes when prevailing interest rates are relatively low.

The notes are redeemable at our option and we may choose to redeem some or all of the notes from time to time, especially when prevailing interest rates are lower than the rate borne by the notes. If prevailing rates are lower at the time of redemption, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed. Our redemption right also may adversely affect your ability to sell your notes as the optional redemption date or period approaches. Please see the section entitled “Description of notes—Optional redemption.”

We may not be able to repurchase the notes upon a change of control.

Upon a change of control, as defined under the indenture governing the notes, and the notes being rated below investment grade on any date within a specified period of time following the public notice of an arrangement that could result in a change of control, we are required to offer to repurchase all of the notes then outstanding at a price equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued interest. In order to obtain sufficient funds to pay the purchase price of the outstanding notes, we expect that we would have to refinance the notes. We may not under these circumstances be able to refinance the notes on reasonable terms, if at all. Our failure to offer to purchase all outstanding notes or to purchase all validly tendered notes would be an event of default under the indenture governing the notes. Such an event of default may cause the acceleration of our other indebtedness. Our future indebtedness may also contain restrictions on repayment requirements with respect to specified events or transactions that constitute a change of control under the indenture. Please see the section entitled “Description of notes—Repurchase at the option of the holders of notes.”

We are a holding company and are dependent on dividends and other distributions from our subsidiaries.

Wyndham Worldwide is a holding company with limited direct operations. Our principal assets are the equity interests that we hold in our operating subsidiaries. As a result, we are dependent on dividends and other distributions from our subsidiaries to generate the funds necessary to meet our financial obligations, including the payment of principal and interest on our outstanding debt. Our subsidiaries are legally distinct from us and have no obligation to pay amounts due on our debt or to make funds available to us for such payment.

An active trading market for the notes may not develop.

Prior to this offering, there has been no trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or to arrange for quotation on any interdealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters have no obligation to make a market in the notes and they may cease their market-making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

Use of proceeds

We intend to use the net proceeds of this offering to reduce our outstanding indebtedness including repaying borrowings under our revolving credit facility and for general corporate purposes.

Pending these uses, we intend to invest net proceeds in interest-bearing, short-term investments.

Current borrowings under our revolving credit facility were used to fund capital requirements in our Australian businesses and are approximately $AUD 188 million ($US 175 million) as of the date of this prospectus supplement. The borrowings have an interest rate of Australian LIBOR plus 300 basis points. Our revolving credit facility matures in October 2013.

Affiliates of Banc of America Securities LLC, BBVA Securities Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC, Mitsubishi UFJ Securities (USA), Inc., nabSecurities, LLC, RBS Securities Inc., Scotia Capital (USA) Inc. and U.S. Bancorp Investments, Inc. are lenders under our revolving credit facility, and they may receive more than 5% of the net proceeds of this offering, not including underwriting compensation, upon repayment of borrowings under our revolving credit facility.

Ratio of earnings to fixed charges

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

	Six Months ended	Year ended December 31,
	June 30, 2010	2009	2008*	2007	2006	2005	2004

Ratio of earnings to fixed charges	2.49x	2.78x	—	4.11x	4.36x	7.71x	7.84x

*	The Company was deficient to cover fixed charges by $884 million.

The ratio of earnings to fixed charges is computed by dividing (i) income before income taxes and cumulative effect of accounting change, plus fixed charges and the amortization of capitalized interest, less capitalized interest, by (ii) fixed charges. Our fixed charges consist of interest expensed and capitalized on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor.

Capitalization

The following table sets forth our cash and cash equivalents, securitized assets and capitalization as of June 30, 2010 and does not reflect this offering.

(in millions)

Cash and cash equivalents	$239

Securitized assets(*)	$2,862

Securitized vacation ownership debt	$1,546
Other debt:
7.375% Senior unsecured notes (due March 2020)	$247
6.00% Senior unsecured notes (due December 2016)	798
9.875% Senior unsecured notes (due May 2014)	239
3.50% Convertible notes (due May 2012)	362
Revolving credit facility (due October 2013)	—
Vacation rentals capital leases	110
Other	36

Total other debt	1,792

Total debt	3,338
Total stockholders’ equity	2,710

Total capitalization	$6,048

(*)	Represents the portion of gross vacation ownership contract receivables, securitization restricted cash and related assets that collateralize our securitized debt.

Certain material United States federal income tax
considerations for non-United States holders

The following is a general discussion of certain United States federal income tax consequences of the ownership and disposition of the notes. This discussion applies only to a Non-United States Holder (as defined below) that acquires the notes pursuant to this offering at the initial offering price. This discussion is based upon the United States Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion is limited to investors that hold the notes as capital assets for United States federal income tax purposes. Furthermore, this discussion does not address all aspects of United States federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under United States federal income tax law, such as banks and other financial institutions, insurance companies, tax-exempt organizations, entities that are treated as partnerships for United States federal income tax purposes, dealers or traders in securities or currencies, expatriates, persons whose “functional currency” is not the United States dollar and persons that hold the notes as part of a straddle, hedge, conversion transaction or other integrated investment. Furthermore, this discussion does not address any United States federal estate or gift tax consequences or any state, local or foreign tax consequences.

The following discussion is for informational purposes only and is not a substitute for careful tax planning and advice. Investors considering the purchase of notes should consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations, as well as any tax consequences arising under the estate or gift tax laws or the laws of any state, local or non-United States taxing jurisdiction, or under any applicable tax treaty.

For purposes of this discussion, the term “Non-United States Holder” means a beneficial owner of a note that is, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

The following discussion assumes that no item of income, gain, deduction or loss derived by a Non-United States Holder in respect of a note at any time is effectively connected with the conduct of a United States trade or business. Special rules, not discussed herein, may apply to certain Non-United States Holders, such as:

•	certain former citizens or residents of the United States;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	corporations that accumulate earnings to avoid United States federal income tax;

•	investors in pass-through entities that are subject to special treatment under the Code; and

•	Non-United States Holders that are engaged in the conduct of a United States trade or business.

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) owns notes, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that owns the notes should consult their tax advisors as to the particular United States federal income tax consequences applicable to them.

Stated interest

Subject to the discussion below concerning backup withholding, a Non-United States Holder generally will not be subject to United States federal income or withholding tax on payments of interest on the notes provided that the Non-United States Holder (A) does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock, (B) is not a controlled foreign corporation related to us directly or constructively through stock ownership, and (C) satisfies certain certification requirements. Such certification requirements will be met if (x) the Non-United States Holder provides its name and address, and certifies on Internal Revenue Service (“IRS”) Form W-8BEN (or a substantially similar form), under penalties of perjury, that it is not a United States person or (y) a securities clearing organization or certain other financial institutions holding the note on behalf of the Non-United States Holder certifies on Form W-8IMY, under penalties of perjury, that such certification has been received by it and furnishes us or our paying agent with a copy thereof. In addition, we or our paying agent must not have actual knowledge or reason to know that the beneficial owner of the note is a United States person.

If a Non-United States Holder cannot satisfy the requirements outlined above, then interest on the notes will generally be subject to United States withholding tax at a 30% rate (or a lower applicable treaty rate).

Disposition of the notes

Subject to the discussion below concerning backup withholding, a Non-United States Holder will not be subject to United States federal income tax with respect to gain recognized on the disposition of the notes unless the Non-United States Holder is an individual who is present in the United States for 183 or more days in the taxable year and certain other conditions are satisfied. In such case, the Non-United States Holder will be subject to a flat 30% tax (or lower applicable treaty rate) on any capital gain recognized on the disposition of the notes, which may be offset by certain United States source capital losses.

Information reporting and backup withholding tax

We must report annually to the IRS and to a Non-United States Holder the amount of interest paid to the Non-United States Holder and the amount of tax, if any, withheld with respect to such interest. The IRS may make this information available to the tax authorities in the country in which the Non-United States Holder is a resident.

In addition, a Non-United States Holder may be subject to backup withholding with respect to interest payments on a note or the proceeds from disposition of a note, unless, generally, the

Non-United States Holder certifies under penalties of perjury (usually on IRS Form W-8BEN) that the Non-United States Holder is not a United States person or the Non-United States Holder otherwise establishes an exemption.

Additional rules relating to information reporting requirements and backup withholding tax with respect to the payment of proceeds from the disposition of a note are as follows:

•	If the proceeds are paid to or through the United States office of a broker, a Non-United States Holder generally will be subject to backup withholding tax and information reporting unless the Non-United States Holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN) or otherwise establishes an exemption.

•	If the proceeds are paid to or through a non-United States office of a broker that is not a United States person and does not have one of certain specified United States connections, a Non-United States Holder generally will not be subject to backup withholding tax or information reporting.

•	If the proceeds are paid to or through a non-United States office of a broker that is a United States person or that has one of the specified United States connections, a Non-United States Holder generally will be subject to information reporting (but generally not backup withholding tax) unless the Non-United States Holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN) or otherwise establishes an exemption.

Any amounts withheld under the backup withholding tax rules will be allowed as a refund or a credit against the Non-United States Holder’s United States federal income tax liability, provided the required information is furnished to the IRS.

New legislation affecting taxation of notes held by or through foreign entities

Recently enacted legislation generally will impose a withholding tax of 30% on interest income from the notes and the gross proceeds of a disposition of the notes paid after December 31, 2012 to a foreign financial institution, unless such institution enters into an agreement with the United States government to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners). Absent any applicable exception, this legislation also generally will impose a withholding tax of 30% on interest income from the notes and the gross proceeds of a disposition of the notes paid after December 31, 2012 to a foreign entity that is not a foreign financial institution unless such entity provides the withholding agent with a certification identifying the substantial United States owners of the entity, which generally includes any United States person who directly or indirectly owns more than 10% of the entity. Under certain circumstances, a non-United States holder of the notes might be eligible for refunds or credits of such taxes, and a non-United States holder might be required to file a United States federal income tax return to claim such refunds or credits. This legislation generally is effective for payments made after December 31, 2012. The legislation generally does not generally apply to payments made on obligations outstanding on March 18, 2012, even if those payments are made after December 31, 2012, although in certain cases the legislation may apply to these payments. Investors are encouraged to consult with their own tax advisors regarding the implications of this legislation on their investment in the notes.

Description of notes

The 5.75% notes due 2018 offered hereby (the “notes”) will be issued under an indenture, dated as of November 20, 2008, between Wyndham Worldwide Corporation and U.S. Bank National Association, as trustee (the “Trustee”), and a fourth supplemental indenture thereto, to be dated as of September 20, 2010 (together, the “indenture”). In this Description of notes, “we,” “us,” “our” and similar words refer to Wyndham Worldwide Corporation and not to any of its subsidiaries.

Because this section is a summary, it does not describe every aspect of the notes and the indenture. This summary is subject to, and qualified in its entirety by reference to, all the provisions of the notes and the indenture, including definitions of certain terms used therein. You may obtain copies of the notes and the indenture by requesting them from us or the Trustee.

General

The notes:

•	will be our senior unsecured obligations;

•	will rank equally with all of our other senior unsecured indebtedness from time to time outstanding;

•	will be structurally subordinated to all existing and future obligations of our subsidiaries including claims with respect to trade payables;

•	will initially be limited to $250 million aggregate principal amount; and

•	will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Principal, maturity and interest

Each note will bear interest at a rate of 5.75% per year. Interest will be payable semi-annually in arrears on February 1 and August 1 of each year, beginning on February 1, 2011, and will be computed on the basis of a 360-day year of twelve 30-day months. Interest on the notes will accrue from and including the settlement date and will be paid to holders of record on January 15 or July 15 immediately before the respective interest payment date.

The notes will mature on February 1, 2018. On the maturity date of the notes, the holders will be entitled to receive 100% of the principal amount of the notes, subject to a Change of Control as described under the section entitled “Description of notes—Repurchase at the option of the holders of notes.” The notes do not have the benefit of any sinking fund.

If any interest payment date falls on a day that is not a business day, then payment of interest may be made on the next succeeding business day and no interest will accrue because of such delayed payment. With respect to the notes, when we use the term “business day” we mean any day except a Saturday, a Sunday or a day on which banking institutions in the applicable place of payment are authorized or obligated by law, regulation or executive order to close.

Ranking

The notes will be our general unsecured obligations and will rank equally with all of our existing and future unsubordinated obligations. As of June 30, 2010, we had approximately $1,646 million of unsecured indebtedness outstanding, $146 million of secured indebtedness outstanding, and $1,546 million of securitized indebtedness outstanding.

Holders of any secured indebtedness will have claims that are prior to your claims as holders of the notes, to the extent of the value of the assets securing such indebtedness, in the event of any bankruptcy, liquidation or similar proceeding.

We conduct our operations through Subsidiaries. As a result, distributions or advances from our Subsidiaries are a major source of funds necessary to meet our debt service and other obligations. Contractual provisions, laws or regulations, as well as our Subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash required to pay our debt service obligations, including payments on the notes. The notes will be “structurally” subordinated to all obligations of our Subsidiaries including claims with respect to trade payables. This means that in the event of bankruptcy, liquidation or reorganization of any of our Subsidiaries, the holders of notes will have no direct claim to participate in the assets of such Subsidiary but may only recover by virtue of our equity interest in our Subsidiaries (except to the extent we have a claim as a creditor of such subsidiary). As a result all existing and future liabilities of our Subsidiaries, including trade payables and claims of lessors under leases, have the right to be satisfied in full prior to our receipt of any payment as any equity owner of our Subsidiaries. As of June 30, 2010, our Subsidiaries had approximately $146 million of indebtedness outstanding and other liabilities, (excluding debt outstanding under our vacation ownership securitization program), all of which are structurally senior to the notes.

Further issues

The indenture provides that we may issue debt securities (the “debt securities”) thereunder from time to time in one or more series, and permits us to establish the terms of each series of debt securities at the time of issuance. The indenture does not limit the aggregate amount of debt securities that may be issued under the indenture.

The notes will constitute a separate series of debt securities under the indenture, initially limited to $250 million. Under the indenture, we may, without the consent of the holders of the notes, “reopen” the series and issue additional notes from time to time in the future but only if such additional notes are issued as part of a “qualified reopening” for United States federal income tax purposes. This means that, in circumstances where the indenture provides for the holders of debt securities of any series to vote or take any action, any of the outstanding notes as well as any respective additional notes that we may issue by reopening the series, will vote or take action as a single class.

Optional redemption

We may redeem all or a portion of the notes at our option at any time or from time to time as set forth below. We will mail notice to registered holders of such notes of our intent to redeem at least 30 days and not more than 60 days prior to the date set for redemption. We may redeem such notes at a redemption price equal to the greater of:

•	100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date; and

•	the sum, as determined by an Independent Investment Banker, of the present values of the remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus accrued and unpaid interest to, but excluding, the date of redemption.

If money sufficient to pay the redemption price of all of the notes (or portions thereof) to be redeemed on the redemption date is deposited with the Trustee or paying agent on or before the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such notes (or such portion thereof) called for redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations or, if only one such Quotation is obtained, such Quotation.

“Independent Investment Banker” means an independent investment banking institution of national standing appointed by us, which may be one of the Reference Treasury Dealers.

“Reference Treasury Dealer” means any primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”) that we select. We have selected Banc of America Securities LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and RBS Securities Inc., and their respective successors as Primary Treasury Dealers.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the

Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), (2) if the period from the redemption date to the maturity date of the notes to be redeemed is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used, or (3) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

If we elect to redeem less than all of the notes, and such notes are at the time represented by a global note, then the depositary will select by lot the particular notes to be redeemed. If we elect to redeem less than all of the notes, and any of such notes are not represented by a global note, then the Trustee will select the particular notes to be redeemed in a manner it deems appropriate and fair (and the depositary will select by lot the particular interests in any global note to be redeemed).

We may at any time, and from time to time, purchase the notes at any price or prices in the open market or otherwise.

Repurchase at the option of the holders of notes

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the notes as described above, holders of notes will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, we will offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased to but not including the date of purchase (the “Change of Control Payment”).

Within 30 days following any Change of Control Triggering Event, or, at our option, prior to the date of consummation of any Change of Control, but after public announcement of the pending Change of Control, we will mail a notice to holders of notes, with a copy to the Trustee, describing the transaction or transactions that constitute the Change of Control and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the indenture and described in such notice. The repurchase obligation with respect to any notice mailed prior to the consummation of the Change of Control, shall be conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the indenture by virtue of such conflicts.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the Trustee the notes properly accepted.

The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make an offer to repurchase the notes upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” means the notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the earlier of (1) the occurrence of a Change of Control or (2) public notice of our intention to effect a Change of Control, in each case until the end of the 60-day period following the earlier of (1) the occurrence of a Change of Control or (2) public notice of our intention to effect a Change of Control; provided, however, that if (i) during such 60-day period one or more Rating Agencies has publicly announced that it is considering the possible downgrade of the notes, and (ii) a downgrade by each of the Rating Agencies that has made such an announcement would result in a Below Investment Grade Rating Event, then such 60-day period shall be extended for such time as the rating of the notes by any such Rating Agency remains under publicly announced consideration for possible downgrade to a rating below an Investment Grade Rating and a downgrade by such Rating Agency to a rating below an Investment Grade Rating could cause a Below Investment Grade Rating Event. Notwithstanding the foregoing, a rating event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at our or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the rating event).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of us and our Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than us or one of our

Subsidiaries; (2) the adoption of a plan relating to our liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors; or (4) the first day on which a majority of the members of our board of directors are not Continuing Directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who (1) was a member of such Board of Directors on the date of the indenture; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB− (or the equivalent) by S&P.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, as amended, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

Merger, consolidation or sale of assets

Under the terms of the indenture, we will be permitted to consolidate or merge with another entity or to sell all or substantially all of our assets to another entity, subject to our meeting all of the following conditions:

•	the resulting, surviving or transferee entity (if other than us) must agree through a supplemental indenture to be legally responsible for the notes;

•	immediately following the consolidation, merger, sale or conveyance, no Event of Default (as defined below) shall have occurred and be continuing;

•	we must deliver a supplemental indenture by which the surviving entity (if other than us) expressly assumes our obligations under the indenture; and

•	the resulting, surviving or transferee entity is a corporation or a limited liability company organized and validly existing under the laws of the United States or any jurisdiction thereof, Canada, Mexico, Switzerland or any other country that is a member country of the European Union on the date of the supplemental indenture.

In the event that we consolidate or merge with another entity or sell all or substantially all of our assets to another entity, the surviving entity will be substituted for us under the indenture, and we will be discharged from all of our obligations under the indenture.

Although there is a limited body of case law interpreting the phrase “all or substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of our assets. As a result, it may be unclear as to whether the merger, consolidation or sale of assets covenant would apply to a particular transaction as described above absent a decision by a court of competent jurisdiction.

Any merger, consolidation or sale of our assets as described above might be deemed for United States federal income tax purposes to be an exchange of your notes for new notes, resulting in recognition of taxable gain or loss for those purposes, and possibly also adverse withholding or other tax consequences of holding or disposing of the notes thereafter. You should consult your tax adviser regarding the United States federal, state, local, and if applicable, non-United States, income and other tax consequences of such an event.

Additional amounts

All payments made by the Company, including any successor thereto, on the notes will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (“Taxes”) unless the withholding or deduction of such Taxes is then required by law. If, as discussed in “—Merger, consolidation or sale of assets,” as a result of or following a merger or consolidation of the Company with, or a sale by the Company of all or substantially all of its assets to, an entity that is organized under the laws of a jurisdiction outside of the United States (a “Change in Domicile”), any deduction or withholding is at any time required for, or on account of, any Taxes imposed or levied by or on behalf of:

(1) any jurisdiction (other than the United States) from or through which the Company makes (or, as a result of the Company’s connection with such jurisdiction, is deemed to make) a payment or delivery on the notes, or any political subdivision or governmental authority thereof or therein having the power to tax; or

(2) any other jurisdiction (other than the United States) in which the Company is organized or otherwise considered to be a resident or doing business for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax (each of clauses (1) and (2), a “Relevant Taxing Jurisdiction”);

in respect of any payment or delivery on the notes, then we will pay (together with such payment or delivery) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payment or delivery by each beneficial owner of the notes after such withholding or deduction (including any such deduction or withholding from such Additional Amounts), will equal the amount that would have been received in respect of such payment or delivery in the absence of such withholding or deduction; provided, however, that Additional Amounts shall be payable only to the extent necessary so that the net amount received by the holder, after taking into account such withholding or deduction, equals the amount that would have been received by the holder in the absence of a Change in Domicile; provided, further, that no such Additional Amounts will be payable with respect to:

(1) any Taxes that would have been imposed absent a Change in Domicile;

(2) any Taxes that would not have been so imposed but for the existence of any present or former connection between the beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over the relevant beneficial owner, if the relevant beneficial owner is an estate, nominee, trust or corporation) and the Relevant Taxing Jurisdiction (including the beneficial owner being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) other than by the mere ownership or holding of such note or enforcement of rights thereunder or under the guarantee or the receipt of payments in respect thereof;

(3) any Taxes that would not have been so imposed if the beneficial owner had made a declaration of non-residence or any other claim or filing for exemption to which it is entitled (provided that (x) such declaration of non-residence or other claim or filing for exemption is required by the applicable law of the Relevant Taxing Jurisdiction as a precondition to exemption from the requirement to deduct or withhold such Taxes and (y) at least 30 days prior to the first payment date with respect to which such declaration of non-residence or other claim or filing for exemption is required under the applicable law of the Relevant Taxing Jurisdiction, the relevant beneficial owner at that time has been notified (in accordance with the procedures set forth in “—Notices”) by the Company or any other person through whom payment may be made that a declaration of non-residence or other claim or filing for exemption is required to be made);

(4) any note presented for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the beneficial owner (except to the extent that the beneficial owner would have been entitled to Additional Amounts had the note been presented during such 30 day period);

(5) any Taxes that are payable otherwise than by withholding from a payment or delivery on the notes;

(6) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(7) any withholding or deduction imposed on a payment to an individual that is required to be made pursuant to European Council Directive 2003/48/ EC on the taxation of savings or any other directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November, 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive;

(8) any Taxes that could have been avoided by the presentation (where presentation is required) of the relevant note to another Paying Agent in a member state of the European Union.

Such Additional Amounts will also not be payable where, had the beneficial owner of the note been the holder of the note, it would not have been entitled to payment of Additional Amounts by reason of any of clauses (1) to (8) inclusive above.

The Company will (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. The Company will use reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes and will provide such certified copies to each holder. The Company will attach to each certified copy a certificate stating (x) that the amount of withholding Taxes evidenced by the certified copy was paid in connection with payments in respect of the principal amount of notes then outstanding and (y) the amount of such withholding Taxes paid per $1,000 principal amount of the notes. Copies of such documentation will be available for inspection during ordinary business hours at the office of the trustee by the holders of the notes upon request and will be made available at the offices of the Paying Agent.

At least 30 days prior to each date on which any payment under or with respect to the notes or the guarantee is due and payable (unless such obligation to pay Additional Amounts arises shortly before or after the 30th day prior to such date, in which case it shall be promptly thereafter), if the Company will be obligated to pay Additional Amounts with respect to such payment, the Company will deliver to the trustee an Officers’ Certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and will set forth such other information necessary to enable the trustee to pay such Additional Amounts to holders on the payment date. Each such Officer’s Certificate shall be relied upon until receipt of a further Officers’ Certificate addressing such matters.

Wherever in the Indenture, the notes or this description of the notes there are mentioned, in any context:

(1) the payment of principal,

(2) purchase prices in connection with a purchase of notes,

(3) interest, or

(4) any other amount payable on or with respect to the notes,

such reference shall be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The foregoing obligations will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any jurisdiction in which any successor to the Company is organized or any political subdivision or taxing authority or agency thereof or therein.

Limitations on liens

The indenture provides that we will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur, assume or guarantee any Indebtedness secured by a Lien on any of our or any of our Subsidiaries’ capital stock, properties or assets, unless we secure the notes equally and ratably with the Indebtedness secured by such Lien for so long as such Indebtedness is secured. The restrictions do not apply to Indebtedness that is secured by:

•	Liens existing on the date the notes are issued;

•	Liens on any property or any Indebtedness of a person existing at the time the person becomes a Subsidiary (whether by acquisition, merger or consolidation) which were not incurred in anticipation thereof;

•	Liens in favor of us or our Subsidiaries;

•	Liens existing at the time of acquisition of the assets encumbered thereby which were not incurred in anticipation of such acquisition;

•	purchase money Liens which secure Indebtedness that does not exceed the cost of the purchased property; and

•	Liens on real property acquired after the date on which the notes are first issued which secure Indebtedness incurred to acquire such real property or improve such real property so long as (i) such Indebtedness is incurred on the date of acquisition of such real property or within 180 days of the acquisition of such real property; (ii) such Liens secure Indebtedness in an amount no greater than the purchase price or improvement price, as the case may be, of such real property so acquired; and (iii) such Liens do not extend to or cover any property of ours or any Restricted Subsidiary other than the real property so acquired.

The restrictions do not apply to extensions, renewals or replacements of any Indebtedness secured by the foregoing types of Liens; so long as the principal amount of Indebtedness secured thereby shall not exceed the amount of Indebtedness existing at the time of such extension, renewal or replacement.

Notwithstanding the foregoing restrictions, without securing the notes as described above, we and the Restricted Subsidiaries may, directly or indirectly, incur, assume or guarantee any Indebtedness secured by Liens that this covenant would otherwise restrict if the sum of (i) the aggregate of all Indebtedness secured by such Liens and (ii) any Attributable Debt (as defined below) related to any permitted sale and leaseback arrangement (see “—Limitations on sale and leaseback transactions”) does not exceed the greater of (i) 25% of our total Consolidated Net Worth (as defined below) and (ii) $300 million.

Limitations on sale and leaseback transactions

We will covenant in the indenture that neither we nor any Restricted Subsidiary will enter into any arrangement with any person to lease a Principal Property (except for any arrangements that exist on the date the notes are issued or that exist at the time any person that owns a Principal Property becomes a Restricted Subsidiary) which has been or is to be sold by us or the Restricted Subsidiary to such person unless:

•	the sale and leaseback arrangement involves a lease for a term of not more than three years;

•	the sale and leaseback arrangement is entered into between us and any Subsidiary or between our Subsidiaries;

•	we or the Restricted Subsidiary would be entitled to incur Indebtedness secured by a Lien on the Principal Property at least equal in amount to the Attributable Debt permitted pursuant to the last paragraph under “—Limitations on liens” without having to secure equally and ratably the notes;

•	the proceeds of the sale and leaseback arrangement are at least equal to the fair market value (as determined by our Board of Directors in good faith) of the Principal Property and we apply within 180 days after the sale an amount equal to the greater of the net proceeds of the sale or the Attributable Debt associated with the Principal Property to (i) the retirement of long-term debt for borrowed money that is not subordinated to the notes and that is not debt to us or a Subsidiary, or (ii) the purchase or development of other comparable property; or

•	the sale and leaseback arrangement is entered into within 180 days after the initial acquisition of the Principal Property subject to the sale and leaseback arrangement.

“Attributable Debt” means, with regard to a sale and leaseback arrangement of a Principal Property, an amount equal to the lesser of: (a) the fair market value of the Principal Property (as determined in good faith by our Board of Directors); or (b) the present value of the total net amount of rent payments to be made under the lease during its remaining term, discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually. The calculation of the present value of the total net amount of rent payments is subject to adjustments to be specified in the indenture.

“Consolidated Net Worth” means, as of any date of determination, all items which in conformity with generally accepted accounting principles would be included under stockholders’ equity on the consolidated balance sheet of us and our Subsidiaries at such date.

“Principal Property” means an asset or assets owned by us or any Restricted Subsidiary having a gross book value in excess of $50,000,000.

SEC reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system (or any successor thereto) will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR.

Events of default

Holders of notes will have specified rights if an Event of Default (as defined below) occurs.

The term “Event of Default” in respect of the notes means any of the following:

•	we do not pay interest, including any additional interest and any additional amounts, on any note within 30 days of its due date;

•	we do not pay the principal of or any premium on any note, including any additional amount, when due and payable, at maturity, or upon acceleration or redemption;

•	failure by us to comply with our obligations under “—Merger, consolidation or sale of assets;”

•	we remain in breach of a covenant or warranty in respect of the indenture or any note (other than a covenant included in the indenture solely for the benefit of debt securities of another series) for 60 days after we receive a written notice of default, which notice must be sent by either the Trustee or holders of at least 25% in principal amount of the outstanding notes;

•	indebtedness of ours or any of our Restricted Subsidiaries of at least $50,000,000 in aggregate principal amount is accelerated which acceleration has not been rescinded or annulled after 30 days notice thereof;

•	we or any of our significant subsidiaries (other than any securitization entity), as defined in Article 1, Rule 1-02 of Regulation S-X, file for bankruptcy, or other events of bankruptcy, insolvency or reorganization specified in the indenture; or

•	a final judgment for the payment of $50 million or more (excluding any amounts covered by insurance) rendered against us or any of our significant subsidiaries (other than any securitization entity), as defined in Article 1, Rule 1-02 of Regulation S-X, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

If an Event of Default with respect to the notes has occurred, the Trustee or the holders of at least 25% in principal amount of the notes may declare the entire unpaid principal amount of (and premium, if any), and all the accrued interest on, such notes to be due and immediately payable. This is called a declaration of acceleration of maturity. There is no action on the part of the Trustee or any holder of the notes required for such declaration if the Event of Default is the Company’s bankruptcy, insolvency or reorganization. Holders of a majority in principal amount of the notes may also waive certain past defaults under the indenture with respect to the notes on behalf of all of the holders of the notes. A declaration of acceleration of maturity may be canceled, under specified circumstances, by the holders of at least a majority in principal amount of the notes and the Trustee.

Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an Event of Default relating to (i) our failure to file with the Trustee pursuant to Section 314(a)(1) of the Trust Indenture Act of 1939 any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to comply with our obligations as set forth under “—SEC reports” above, will after the occurrence of such an Event of Default, consist exclusively of the right to receive additional interest on the notes at a rate equal to:

•	0.25% per annum of the principal amount of the notes outstanding for each day during the 60-day period beginning on, and including, the occurrence of such an Event of Default during which such Event of Default is continuing; and

•	0.50% per annum of the principal amount of the notes outstanding for each day during the 120-day period beginning on, and including, the 61st day following, and including, the occurrence of such an Event of Default during which such Event of Default is continuing;

provided, however, that in no event shall additional interest accrue under the terms of the indenture at an annual rate in excess of 0.50% during the six-month period beginning on, and including, the date which is six months after the last date of original issuance of the notes for any failure to timely file any document or report that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, as applicable (after giving effect to all applicable grace periods thereunder and other than reports on Form 8-K).

If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 181st day after such Event of Default (if the Event of Default relating to the reporting obligations is not cured or waived prior to such 181st day), the notes will be subject to acceleration as provided above. The provisions of the indentures described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other Event of Default. In the event we do not elect to pay the additional interest following an Event of Default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 180 days after the occurrence of an Event of Default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of notes and the Trustee and paying agent of such election prior to the beginning of such 180-day period. Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above.

Except in cases of default, where the Trustee has special duties, the Trustee is not required to take any action under the indenture at the request of holders unless the holders offer the Trustee protection from expenses and liability satisfactory to the Trustee. If an indemnity satisfactory to the Trustee is provided, the holders of a majority in principal amount of notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. The Trustee may refuse to follow those directions in certain circumstances specified in the indenture. No delay or omission in exercising any right or remedy will be treated as a waiver of the right, remedy or Event of Default.

Before holders are allowed to bypass the Trustee and bring a lawsuit or other formal legal action or take other steps to enforce their rights or protect their interests relating to the notes, the following must occur:

•	such holders must give the Trustee written notice that an Event of Default has occurred and remains uncured;

•	holders of at least 25% in principal amount of the notes must make a written request that the Trustee take action because of the default and must offer the Trustee indemnity satisfactory to the Trustee against the cost and other liabilities of taking that action; and

•	the Trustee must have failed to take action for 60 days after receipt of the notice and offer of indemnity.

Holders are, however, entitled at any time to bring a lawsuit for the payment of money due on the notes on or after the due date.

Modification of the indenture

The indenture provides that we and the Trustee may, without the consent of any holders of the debt securities, enter into supplemental indentures for the purposes, among other things, of:

•	curing ambiguities or inconsistencies in the indenture or making any other provisions with respect to matters or questions arising under the indenture;

•	providing for the assumption by a successor corporation of the obligations of the Company under the indenture;

•	adding guarantees with respect to the notes;

•	securing the notes;

•	adding to the covenants of the Company for the benefit of the holders or surrendering any right or power conferred upon the Company;

•	adding additional events of default;

•	making any change that does not adversely affect the rights of any holder;

•	changing or eliminating any provisions of the indenture so long as there are no holders entitled to the benefit of the provisions;

•	complying with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act of 1939; or

•	conforming the provisions of the indenture and the notes to the “Description of notes” section in this prospectus supplement.

With specific exceptions, the indenture or the rights of the holders of the notes may be modified by us and the Trustee with the consent of the holders of a majority in aggregate principal amount of the notes, but no modification may be made without the consent of the holder of each outstanding note that would:

•	extend the maturity of any payment of principal of or any installment of interest on any notes;

•	reduce the principal amount of any note, or the interest, including additional interest, thereon, or any premium payable on any note upon redemption thereof;

•	change our obligation to pay additional amounts;

•	change any place of payment where, or the currency in which, any note or any premium or interest is denominated as payable;

•	change the ranking of the notes;

•	impair the right to sue for the enforcement of any payment on or with respect to any note; or

•	reduce the percentage in principal amount of outstanding notes required to consent to any supplemental indenture, any waiver of compliance with provisions of the indenture or specific defaults and their consequences provided for in the indenture, or otherwise modify the sections in the indenture relating to these consents.

Defeasance and covenant defeasance

We may elect either (i) to defease and be discharged from any and all obligations with respect to the debt securities of any series (except as otherwise provided in the indenture) (“defeasance”) or (ii) to be released from our obligations with respect to certain covenants that are described in the indenture (“covenant defeasance”), upon the deposit with the Trustee, in trust for such purpose, of money and/or government obligations that through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of, premium, if any, and interest on the notes to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous senior payments thereon. As a condition to defeasance or covenant defeasance, we must deliver to the Trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the indenture. We may exercise our defeasance option with respect to debt securities notwithstanding our prior exercise of our covenant defeasance option. If we exercise our defeasance option, payment of the notes may not thereafter be accelerated because of an Event of Default.

If we exercise our covenant defeasance option, payment of the notes may not there after be accelerated by reference to any covenant from which we are released as described under clause (ii) of the immediately preceding paragraph. However, if acceleration were to occur for other reasons, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the notes, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

The trustee and transfer and paying agent

U.S. Bank National Association, acting through its corporate trust office at 100 Wall Street, Suite 1600, New York, New York 10005, is the Trustee for the notes and is the transfer and paying agent for the notes. Principal and interest will be payable, and the notes will be transferable, at the office of the paying agent. We may, however, pay interest by check mailed to registered holders of the notes. At the maturity of the notes, the principal, together with accrued interest thereon, will be payable in immediately available funds upon surrender of such notes at the office of the Trustee.

No service charge will be made for any transfer or exchange of the notes, but we may, except in specific cases not involving any transfer, require payment of a sufficient amount to cover any tax or other governmental charge payable in connection with the transfer or exchange.

Payments of principal of, any premium on, and any interest on individual notes represented by a global note registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global note representing the notes. Neither we, the Trustee, any paying agent, nor the transfer agent for the notes will have any responsibility or liability for the records relating to or payments made on account of beneficial ownership interests of the global note for the notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for the notes or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global note representing the notes, will immediately credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the principal amount of the global note for the notes as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” The payments will be the responsibility of those participants.

In specific instances, we or the holders of a majority of the then outstanding principal amount of the notes may remove the Trustee and appoint a successor Trustee. The Trustee may become the owner or pledgee of the notes with the same rights, subject to conflict of interest restrictions, it would have if it were not the Trustee. The Trustee and any successor trustee must be eligible to act as trustee under Section 310(a)(1) of the Trust Indenture Act of 1939 and shall have a combined capital and surplus of at least $50,000,000 and be subject to examination by federal or state authority. Subject to applicable law relating to conflicts of interest, the Trustee may also serve as trustee under other indentures relating to securities issued by us or our affiliated companies and may engage in commercial transactions with us and our affiliated companies.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

Title

We, the Trustee and any agent of ours may treat the registered owner of any debt security as the absolute owner thereof (whether or not the debt security shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

Replacement of notes

We will replace any mutilated note at the expense of the holders upon surrender to the Trustee. We will replace notes that become destroyed, lost or stolen at the expense of the holder upon delivery to the Trustee of satisfactory evidence of the destruction, loss or theft thereof. In the event of a destroyed, lost or stolen note, an indemnity or security satisfactory to us and the Trustee may be required at the expense of the holder of the note before a replacement note will be issued.

Governing law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book entry, delivery and form

The notes will be issued in the form of one or more fully registered global notes (each a “global note”) which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depositary”) and registered in the name of Cede & Co., the Depositary’s nominee. We will not issue notes in certificated form except in certain circumstances. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary (the “Depositary Participants”). Investors may elect to hold interests in the global notes through either the Depositary (in the United States), or Clearstream Banking Luxembourg S.A. (“Clearstream Luxembourg”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) (in Europe) if they are participants in those systems, or indirectly through organizations that are participants in those systems. Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of the Depositary. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream Luxembourg and JPMorgan Chase Bank acts as U.S. depositary for Euroclear (the “U.S. Depositaries”). Beneficial interests in the global notes will be held in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Except as set forth below, the global notes may be transferred, in whole but not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

The Depositary has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants (“Direct Participants”) deposit with the Depositary. The Depositary also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by NYSE Euronext and the Financial Industry Regulatory Authority, Inc. Access to the Depositary’s book-entry system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to the Depositary and its Direct and Indirect Participants are on file with the SEC.

Clearstream Luxembourg has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations, known as Clearstream Luxembourg participants, and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg participants through electronic book-entry changes in accounts of Clearstream Luxembourg participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Luxembourg participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream Luxembourg participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream Luxembourg participant either directly or indirectly.

Distributions with respect to the notes held beneficially through Clearstream Luxembourg will be credited to the cash accounts of Clearstream Luxembourg participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream Luxembourg.

Euroclear has advised us that it was created in 1968 to hold securities for its participants, known as Euroclear participants, and to clear and settle transactions between Euroclear participants and between Euroclear participants and participants of certain other securities intermediaries through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear is owned by Euroclear Clearance System Public Limited Company and operated through a license agreement by Euroclear Bank S.A./N.V., known as the Euroclear operator. The Euroclear operator provides Euroclear participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing and related services. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters.

Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear operator is regulated and examined by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, collectively referred to as the terms and conditions. The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. Depositary for Euroclear.

If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue the notes in definitive form in exchange for the entire global note representing such notes. In addition, we may at any time, and in our sole discretion, determine not to have the notes represented by the global note and, in such event, will issue notes in definitive form in exchange for the global note representing such notes. In any such instance, an owner of a beneficial interest in the global note will be entitled to physical delivery in definitive form of notes represented by such global note equal in principal amount to such beneficial interest and to have such notes registered in its name.

Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of Clearstream Luxembourg, Euroclear or the Depositary, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within Clearstream Luxembourg and within Euroclear and between Clearstream Luxembourg and Euroclear in accordance with procedures established for these purposes by Clearstream Luxembourg and Euroclear. Book-entry interests in the notes may be transferred within the Depositary in accordance with procedures established for this purpose by the Depositary. Transfers of book-entry interests in the notes among Clearstream Luxembourg and Euroclear and the Depositary may be effected in accordance with procedures established for this purpose by Clearstream Luxembourg, Euroclear and the Depositary.

Global clearance and settlement procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between Depositary Participants will occur in the ordinary way in accordance with the Depositary’s rules and will be settled in immediately available funds using the Depositary’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Luxembourg participants and Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through the Depositary, on the one hand, and directly or indirectly through Clearstream Luxembourg or Euroclear participants, on the other, will be effected through the Depositary in accordance with the Depositary’s rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time).

The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream Luxembourg participants and Euroclear participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of the notes received in Clearstream Luxembourg or Euroclear as a result of a transaction with a Depositary Participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits, or any transactions in the notes settled during such processing, will be reported to the relevant Euroclear participants or Clearstream Luxembourg participants on that business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of notes by or through a Clearstream Luxembourg participant or a Euroclear participant to a Depositary Participant will be received with value on the business day of settlement in the Depositary but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in the Depositary.

Although the Depositary, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of the Depositary, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

Certain definitions

The following definitions are applicable to the indenture:

“Indebtedness” of any person means, without duplication, (i) any obligation of such person for money borrowed, (ii) any obligation of such person evidenced by bonds, debentures, notes or other similar instruments and (iii) any reimbursement obligation of such person in respect of letters of credit or other similar instruments which support financial obligations which would otherwise become Indebtedness.

“Lien” means any pledge, mortgage, lien, encumbrance or other security interest.

“Restricted subsidiary” means a subsidiary of ours (other than a Securitization entity) which (i) is owned, directly or indirectly, by us or by one or more of our subsidiaries, or by us and one or more of our subsidiaries, (ii) is incorporated under the laws of the United States or a state thereof and (iii) owns a Principal property.

“Principal property” has the meaning defined under “—Limitations on sale and leaseback transactions” above.

“Securitization entity” means any Subsidiary or other person that is engaged solely in the business of effecting asset securitization transactions and related activities.

“Subsidiary” of any person means (i) a corporation a majority of the outstanding voting stock of which is at the time, directly or indirectly, owned by such person, by one or more Subsidiaries of such person, or by such person and one or more Subsidiaries thereof or (ii) any other person (other than a corporation), including, without limitation, a partnership or joint venture, in which such person, one or more Subsidiaries thereof, or such person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other persons performing similar functions).

Underwriting

Subject to the terms and conditions contained in an underwriting agreement, dated as of the date of this prospectus supplement between us and the underwriters named below, for whom Banc of America Securities LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and RBS Securities Inc. are acting as representatives, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Principal
amount of
Underwriter	notes

J.P. Morgan Securities LLC	$75,000,000
Banc of America Securities LLC	50,000,000
Deutsche Bank Securities Inc.	50,000,000
RBS Securities Inc.	32,500,000
Credit Suisse Securities (USA) LLC	10,000,000
Goldman, Sachs & Co.	10,000,000
Scotia Capital (USA) Inc.	10,000,000
BBVA Securities Inc.	2,500,000
Daiwa Capital Markets America Inc.	2,500,000
Mitsubishi UFJ Securities (USA), Inc.	2,500,000
nabSecurities, LLC	2,500,000
U.S. Bancorp Investments, Inc.	2,500,000
Total	$250,000,000

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to certain conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer the notes to certain dealers at prices that represent a concession not in excess of 0.650% of the principal amount of the notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.300% of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering prices and other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the notes:

Underwriter	Paid by us

Per note	1.250%
Total	$3,125,000

Expenses associated with this offering to be paid by us, other than underwriting discounts, are estimated to be approximately $300,000.

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating syndicate short positions. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the prices of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Member State, it has not made and will not make an offer of notes to the public in that Member State except that it may, with effect from and including such date, make an offer of Notes to the public in that Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of notes to the public” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression Prospectus Directive means Directive 2003/7I/EC and includes any relevant implementing measure in that Member State.

Each underwriter has represented and agreed that (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “Act”)) in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of such Act does not apply to us and (b) it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “FIEL”) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

The notes may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The notes have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the notes may not be resold to Korean residents unless the purchaser of such notes complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of such notes.

This prospectus supplement and the attached prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the attached prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Conflicts of interest

From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and services with us and our affiliates for which they have received or will receive customary fees and commissions.

As described in “Use of proceeds,” a portion of the net proceeds of this offering are intended to be used to reduce our outstanding indebtedness including repaying borrowings under our revolving credit facility. Because more than 5% of the net proceeds of this offering, not including underwriting compensation, may be received by affiliates of Banc of America Securities LLC, BBVA Securities Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC, Mitsubishi UFJ Securities (USA), Inc., nabSecurities, LLC, RBS Securities Inc., Scotia Capital (USA) Inc. or U.S. Bancorp Investments, Inc., to the extent any one underwriter, together with its affiliates, receives more than 5% of the net proceeds, such underwriter would be considered to have a “conflict of interest” with us in regard to this offering under NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with the offering because the offering is of a class of securities that are investment grade rated. Sumitomo Mitsui Banking Corporation (“SMBC”) is a lender under our revolving credit facility. Daiwa Capital Markets America Inc. (“DCMA”) has entered into an agreement with SMBC Securities, Inc. (“SMBCSI”), an affiliate of SMBC, pursuant to which SMBCSI provides certain advisory and/or other services to DCMA, including services with respect to this offering. In return for the provision of such services by SMBCSI to DCMA, DCMA will pay to SMBCSI a mutually agreed-upon fee. Banc of America Securities LLC, BBVA Securities Inc., Credit Suisse Securities (USA) LLC, Daiwa Capital Markets America Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC, Mitsubishi UFJ Securities (USA), Inc., nabSecurities, LLC, RBS Securities Inc., Scotia Capital (USA) Inc. and U.S. Bancorp Investments, Inc. will not confirm sales to any account over which they exercise discretionary authority without the prior written consent of the account holder.

Legal matters

Certain legal matters relating to the offering of the notes will be passed upon for us by Kirkland & Ellis LLP, New York, New York and for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

Independent registered public accounting firm

The consolidated financial statements of Wyndham Worldwide Corporation and subsidiaries (the “Company”), incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report issued on February 19, 2010, which is incorporated herein by reference.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (www.sec.gov). Our internet address is www.WyndhamWorldwide.com. However, the information on our website is not a part of this prospectus supplement. In addition, you can inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

Incorporation by reference

Rather than include in this prospectus supplement some of the information that we include in reports filed with the SEC, we are incorporating this information by reference, which means that we are disclosing important information to you by referring you to another document filed separately with the SEC. Certain information that Wyndham Worldwide files after the date of this prospectus supplement with the SEC will automatically update and supersede this information. Wyndham Worldwide incorporates by reference into this prospectus supplement the documents listed below, which we have filed with the SEC under file number 1-32876, and any future filings made with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the completion of this offering. The following documents contain important information about us and we incorporate them by reference (other than portions of these documents that are furnished under Item 2.02 or Item 7.02 of a Current Report on Form 8-K, including any exhibits included with such Items):

•	Our Annual Report on Form 10-K for the year ended December 31, 2009;

•	Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2010 and June 30, 2010;

•	Our Definitive Proxy Statement filed on April 1, 2010;

•	Our Current Reports on Form 8-K filed on February 10, 2010, February 26, 2010, March 31, 2010, April 28, 2010, May 18, 2010, July 21, 2010 and July 28, 2010;

•	Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of this offering.

Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus supplement shall be considered to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus supplement.

You can obtain any of the documents incorporated by reference in this prospectus supplement from the SEC’s website at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning to the address and telephone number set forth below. We will provide, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus supplement. You should direct requests for documents to:

Corporate Secretary
Wyndham Worldwide Corporation
22 Sylvan Way
Parsippany, New Jersey 07054
(973) 753-6000

PROSPECTUS

WYNDHAM WORLDWIDE CORPORATION
DEBT SECURITIES
COMMON STOCK
PREFERRED STOCK
WARRANTS
RIGHTS
STOCK PURCHASE CONTRACTS
STOCK PURCHASE UNITS

We may from time to time offer to sell:

•	debt securities;

•	shares of our common stock;

•	shares of our preferred stock;

•	warrants to purchase our debt securities or shares of our common stock or preferred stock, or other securities;

•	rights to purchase our debt securities or shares of our common stock or preferred stock, or other securities;

•	stock purchase contracts to purchase shares of our common stock or our preferred stock; and

•	stock purchase units, each representing ownership of a stock purchase contract and any of our debt securities, shares or our common stock or preferred stock, or preferred securities or debt obligations of third-parties, including U.S. treasury securities, any other securities described in the applicable prospectus supplement, or any combination of the foregoing, securing the holder’s obligation to purchase shares of our common stock or preferred stock under the stock purchase contracts.

The debt securities may consist of debentures, notes, bonds or other types of indebtedness. Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “WYN.” The debt securities, preferred stock, warrants, rights, stock purchase contracts and stock purchase units may be convertible or exercisable or exchangeable for common or preferred stock or other securities of ours.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. These securities also may be resold by securityholders, if so provided in a prospectus supplement hereto. We will provide specific terms of any securities to be offered, including the amount, prices and other terms of the securities and information about any selling securityholders, in one or more supplements to this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest.

Our principal executive offices are located at Seven Sylvan Way, Parsippany, New Jersey 07054. Our telephone number is (973) 753-6000.

Investing in these securities involves risks. See the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008, which is incorporated by reference herein, and the risk factors included in our other periodic reports and in prospectus supplements relating to specific offerings of securities and in other information that we file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 25, 2008

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should read this prospectus and any prospectus supplement together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information” below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement. You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with other information.

When used in this prospectus, the terms “Wyndham Worldwide Corporation,” “the Company,” “we,” “our” and “us” refer to Wyndham Worldwide Corporation and its consolidated subsidiaries, unless otherwise specified or the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (www.sec.gov). Our internet address is www.wyndhamworldwide.com. However, the information on our website is not a part of this prospectus. In addition, you can inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed a registration statement and related exhibits with the SEC under the Securities Act. The registration statement contains additional information about us and the securities we may issue. You may inspect the registration statement and exhibits without charge at the office of the SEC at 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that we file later with the SEC will automatically update and in some cases supersede this information (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K). Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules, unless otherwise indicated):

•	Our Annual Report on Form 10-K for the year ended December 31, 2007;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

•	Our Definitive Proxy Statement dated March 17, 2008;

•	Our Current Reports on Form 8-K filed on March 11, 2008, May 7, 2008, June 3, 2008, June 30, 2008, July 21, 2008, September 3, 2008, November 12, 2008 and November 18, 2008;

•	The description of our capital stock contained in our Information Statement filed as Exhibit 99.2 to Form 8-K on July 19, 2006; and

•	Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 , as amended (the “Exchange Act”) after the date of this prospectus and before the termination of this offering.

You may request a copy of these filings at no cost by writing or telephoning us at the following address:

Corporate Secretary
Wyndham Worldwide Corporation
Seven Sylvan Way
Parsippany, New Jersey 07054
(973) 753-6000

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS

This registration statement includes or incorporates by reference “forward-looking” statements, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Forward-looking statements are any statements other than statements of historical fact, including statements regarding our expectations, beliefs, hopes, intentions or strategies regarding the future. In some cases, forward-looking statements can be identified by the use of words such as “intends,” “projects,” “may increase,” “may fluctuate,” “expects,” “believes,” “plans,” “anticipates,” “estimates,” and similar expressions or future or conditional verbs such as “should,” “would,” “may,” and “could.” Such statements are generally forward looking in nature and not historical facts. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in, or implied by, the forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, our financial and business prospects, our capital requirements, our financing prospects, our relationships with associates and those disclosed as risks in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008. We caution readers that any such statements are based on currently available operational, financial and competitive information, and they should not place undue reliance on these forward-looking statements, which reflect management’s opinion only as of the date on which they were made. Except as required by law, we disclaim any obligation to review or update these forward-looking statements to reflect events or circumstances as they occur.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

	Nine Months
	Ended		Year Ended December 31,
	September 30, 2008		2007		2006		2005		2004		2003

Ratio of earnings to fixed charges	3.62	x	4.11	x	4.36	x	7.71	x	7.84	x	16.73x

The ratio of earnings to fixed charges is computed by dividing (i) income before income taxes, minority interest and cumulative effect of accounting change, plus fixed charges and the amortization of capitalized interest, less minority interest in pre-tax income of subsidiaries that have not incurred fixed charges, and capitalized interest, by (ii) fixed charges. Our fixed charges consist of interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor.

As of October 31, 2008, no shares of our preferred stock were issued and outstanding.

RISK FACTORS

Before you invest in any of our securities, in addition to the other information included or incorporated by reference in this prospectus and any applicable prospectus supplement, you should carefully consider the risk factors under the heading “Risk Factors” contained in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008, which are incorporated herein by reference. These risk factors may be amended, supplemented or superseded from time to time by risk factors contained in other Exchange Act reports that we file with the Commission, which will be subsequently incorporated herein by reference; by any prospectus supplement accompanying this prospectus; or by a post-effective amendment to the registration statement of which this prospectus forms a part. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. See “Incorporation By Reference” and “Cautionary Statement Regarding Forward-Looking Statements.”

USE OF PROCEEDS

Unless otherwise stated in the prospectus supplement accompanying this prospectus, we will use the net proceeds from the sale of any debt securities, common stock, preferred stock, warrants, rights, stock purchase contracts or stock purchase units that may be offered hereby for general corporate purposes. We will not receive any of the proceeds from sales of securities by selling securityholders, if any, pursuant to this prospectus. The prospectus supplement relating to an offering will contain a more detailed description of the use of proceeds of any specific offering of securities.

DESCRIPTION OF DEBT SECURITIES

We may offer unsecured debt securities which may be senior or subordinated and may be convertible or exchangeable. Unless otherwise specified in the applicable prospectus supplement, our debt securities will be issued in one or more series under an indenture to be entered into between us and U.S. Bank National Association, as trustee. The indenture is filed as an exhibit to the registration statement of which this prospectus forms a part.

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities, will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the applicable prospectus supplement and to the following description.

Debt Securities

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time. Reference is made to the applicable prospectus supplement for the following terms of the debt securities (if applicable):

•	title and aggregate principal amount;

•	whether the securities are subject to subordination and applicable subordination provisions, if any;

•	conversion or exchange into any securities or property;

•	percentage or percentages of principal amount at which such securities will be issued;

•	issuance date;

•	maturity date(s);

•	interest rate(s) or the method for determining the interest rate(s);

•	dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	whether interest will be payable in cash or in additional debt securities of the same series, or shall accrue and increase the aggregate principal amount outstanding of such series (including if the debt securities were originally issued at a discount);

•	redemption or early repayment provisions;

•	authorized denominations;

•	form;

•	amount of discount or premium, if any, with which such securities will be issued;

•	whether such securities will be issued in whole or in part in the form of one or more global securities;

•	identity of the depositary(ies) for global securities;

•	whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•	the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

•	currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on such securities will be payable;

•	securities exchange(s) on which the securities will be listed, if any;

•	our obligation or right to redeem, purchase or repay securities under a sinking fund, amortization or analogous provision;

•	provisions relating to covenant defeasance and legal defeasance of securities of the series;

•	provisions relating to satisfaction and discharge of the indenture;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

•	provisions, if any, granting special rights upon the occurrence of specified events;

•	any restriction of transferability of the series; and

•	additional terms not inconsistent with the provisions of the indenture.

In addition, the applicable prospectus supplement will describe whether any underwriter will act as a market maker for the securities, and the extent to which a secondary market for the securities is or is not expected to develop.

General

The debt securities may consist of debentures, notes, bonds or other types of indebtedness. One or more series of debt securities may be sold at a substantial discount below its stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency or other indices or other formulas. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currency or other reference factor. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currency or other reference factor to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

The term “debt securities” includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or currency unit.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and any integral multiples thereof. Subject to the limitations provided in the indenture and in the applicable prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of information concerning our capital stock. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of our amended and restated certificate of incorporation or of our amended and restated by-laws. The summary is qualified in its entirety by reference to these documents, which you must read for complete information on our capital stock. Our amended and restated certificate of incorporation and by-laws are incorporated by reference to the registration statement of which this prospectus forms a part as Exhibits 3.1 and 3.2 thereto.

Common Stock

We are authorized to issue up to 600,000,000 shares of common stock, par value $0.01 per share. 177,494,808 shares of our common stock were issued and outstanding as of October 31, 2008.

Dividends.  Subject to prior dividend rights of the holders of any preferred shares, holders of shares of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available for that purpose.

Voting Rights.  Each share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of our common stock do not have cumulative voting rights. In other words, a holder of a single share of common stock cannot cast more than one vote for each position to be filled on our Board. A consequence of not having cumulative voting rights is that the holders of a majority of the shares of common stock entitled to vote in the election of directors can elect all directors standing for election, which means that the holders of the remaining shares will not be able to elect any directors.

Other Rights.  In the event of any liquidation, dissolution or winding up of our company, after the satisfaction in full of the liquidation preferences of holders of any preferred shares, holders of shares of our common stock are entitled to ratable distribution of the remaining assets available for distribution to stockholders. The shares of our common stock are not subject to redemption by operation of a sinking fund or otherwise. Holders of shares of our common stock are not currently entitled to pre-emptive rights.

Fully Paid.  The issued and outstanding shares of our common stock are fully paid and non-assessable. This means the full purchase price for the outstanding shares of our common stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable.

Preferred Stock

We are authorized to issue up to 6,000,000 shares of preferred stock, par value $0.01 per share. No shares of our preferred stock were issued and outstanding as of October 31, 2008.

600,000 shares of our authorized preferred stock have been designated as Series A Junior Participating Preferred Stock, a series that was created by resolution of our board of directors on July 13, 2006 in connection with our adoption of a stockholder rights plan, which expired according to its terms on April 24, 2008.

Our Board, without further action by the holders of our common stock, may issue shares of our preferred stock. Our Board is vested with the authority to fix by resolution the designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, including, without limitation, redemption rights, dividend rights, liquidation preference and conversion or exchange rights of any class or series of preferred stock, and to fix the number of classes or series of preferred stock, the number of shares constituting any such class or series and the voting powers for each class or series.

The authority possessed by our Board to issue preferred stock could potentially be used to discourage attempts by third-parties to obtain control of our company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our Board may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock. There are no current agreements or understandings with respect to the issuance of preferred stock and our Board has no present intention to issue any shares of preferred stock.

Restrictions on Payment of Dividends

We are incorporated in Delaware and are governed by Delaware law. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law, or, if no such surplus exists, out the corporation’s net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that such payment will not reduce capital below the amount of capital represented by all classes of shares having a preference upon the distribution of assets).

Anti-takeover Effects of Our Certificate of Incorporation and By-laws and Delaware Law

Some provisions of our amended and restated certificate of incorporation and by-laws and of Delaware law could make the following more difficult:

•	acquisition of us by means of a tender offer;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. The provisions summarized below are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.

Election and Removal of Directors

Our amended and restated certificate of incorporation and by-laws provide that our Board is divided into three classes. The term of the first class of directors expires at our 2010 annual meeting of stockholders, the term of the second class of directors expires at our 2011 annual meeting of stockholders and the term of the third class of directors expires at our 2009 annual meeting of stockholders. At each of our annual meetings of stockholders, the successors of the class of directors whose term expires at that meeting of stockholders will be elected for a three-year term, one class being elected each year by our stockholders. Our amended and restated certificate of incorporation and by-laws provide that our directors may only be removed for cause and only by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding capital stock entitled to vote generally in the election of directors. This system of removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of our Board.

Size of Board and Vacancies

Our amended and restated certificate of incorporation and by-laws provide that our Board may consist of no less than three and no more than 15 directors. The number of directors on our Board will be fixed exclusively by our Board, subject to the minimum and maximum number permitted by our amended and restated certificate of incorporation and by-laws. Newly created directorships resulting from any increase in our authorized number of directors will be filled by a majority of our Board then in office, provided that a majority of our entire Board, or a quorum, is present, and any vacancies in our Board resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled generally by the majority vote of our remaining directors in office, even if less than a quorum is present.

Elimination of Stockholder Action by Written Consent

Our amended and restated certificate of incorporation and by-laws expressly eliminate the right of our stockholders to act by written consent. Stockholder action must take place at the annual or a special meeting of our stockholders.

Stockholder Meetings

Under our amended and restated certificate of incorporation and by-laws, only our chairman of our Board or our chief executive officer may call special meetings of our stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated by-laws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our Board or a committee of our Board.

Delaware Anti-takeover Law

We are subject to Section 203 of the Delaware General Corporation Law, as amended (the “DGCL”), an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, unless the business combination or the transaction in which such person becomes an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our Board and the anti-takeover effect includes discouraging attempts that might result in a premium over the market price for the shares of our common stock.

Supermajority Voting

Our amended and restated certificate of incorporation provides that amendments to provisions in the amended and restated certificate of incorporation relating to the general powers of our Board, the number, classes and tenure of directors, filling vacancies on our Board, removal of directors, limitation of liability of directors, indemnification of directors and officers, special meetings of stockholders, stockholder action by written consent, the supermajority amendment provision of the amended and restated by-laws and the supermajority amendment provision of the amended and restated certificate of incorporation will require the affirmative vote of the holders of at least 80% of the voting power of the shares entitled to vote generally in the election of directors. Our amended and restated certificate of incorporation and by-laws provide that amendments to the by-laws may be made either (i) by the affirmative vote of the at least a majority of our entire Board or (ii) by the affirmative vote of the holders of at least 80% of the voting power of the shares entitled to vote generally in the election of directors.

No Cumulative Voting

Our amended and restated certificate of incorporation and by-laws do not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock

The authorization in our amended and restated certificate of incorporation of undesignated preferred stock makes it possible for our Board to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. The provision in our amended and restated certificate of incorporation authorizing such preferred stock may have the effect of deferring hostile takeovers or delaying changes of control of our management.

Limitation on Liability of Directors and Indemnification of Directors and Officers

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed actions, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation — a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

Our amended and restated certificate of incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation on liability is not permitted under the DGCL, as now in effect or as amended. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and by-laws provide that, to the fullest extent authorized or permitted by the DGCL, as now in effect or as amended, we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was our director or officer, or by reason of the fact that our director or officer is or was serving, at our request, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by us. We will indemnify such persons against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action if such person acted in good faith and in a manner reasonably believed to be in our best interests and, with respect to any criminal proceeding, had no reason to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and court approval is required before there can be any indemnification where the person seeking indemnification has been found liable to us. Any amendment of this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

We maintain policies that insure our directors and officers and those of our subsidiaries against certain liabilities they may incur in their capacities as directors and officers. Under these policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.

NYSE Listing

Our shares of common stock are listed on the NYSE. Our shares trade under the ticker symbol “WYN.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, preferred stock, common stock or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the applicable prospectus supplement.

The prospectus supplement relating to any warrants we offer will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the designation, number and terms of the debt securities, preferred stock, common stock or other securities purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms relating to the modification of the warrants;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

•	any other specific terms of the warrants.

The description in the applicable prospectus supplement of any warrants that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC.

DESCRIPTION OF RIGHTS

We may issue rights to purchase debt securities, preferred stock, common stock or other securities. These rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The applicable prospectus supplement will describe the specific terms of any offering of rights for which this prospectus is being delivered, including the following:

•	the price, if any, per right;

•	the exercise price payable for each share of debt securities, preferred stock, common stock, or other securities upon the exercise of the rights;

•	the number of rights issued or to be issued to each stockholder;

•	the number and terms of the shares of debt securities, preferred stock, common stock, or other securities which may be purchased per each right;

•	the extent to which the rights are transferable;

•	any other terms of the rights, including the terms, procedures and limitations relating to the exchange and exercise of the rights;

•	the date on which the holder’s ability to exercise the rights shall commence, and the date on which the rights shall expire;

•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights.

The description in the applicable prospectus supplement of any rights that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate, which will be filed with the SEC.

DESCRIPTION OF STOCK PURCHASE CONTRACTS
AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to us, and obligating us to sell to or purchase from the holders, a specified number of shares of common stock, preferred stock or other securities at a future date or dates, which we refer to in this prospectus as stock purchase contracts. The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts, and may be subject to adjustment under anti-dilution formulas. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and our debt securities, shares of our common stock or preferred stock, or preferred securities or debt obligations of third parties, including U.S. treasury securities, any other securities described in the applicable prospectus supplement, or any combination of the foregoing, securing the holder’s obligations to purchase shares of our common stock or preferred stock under the stock purchase contracts, which we refer to herein as stock purchase units. The stock purchase units may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase units also may require us to make periodic payments to the holders of the stock purchase contracts or the stock purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded on some basis.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. This description is not complete and the description in the prospectus supplement will not necessarily be complete, and reference is made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements relating to the stock purchase contracts or stock purchase units, which will be filed with the SEC each time we issue stock purchase contracts or stock purchase units. If any particular terms of the stock purchase contracts or stock purchase units described in the prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed superseded by that prospectus supplement. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

SELLING SECURITYHOLDERS

If the registration statement of which this prospectus forms a part is used by selling securityholders for the resale of any securities registered thereunder pursuant to a registration rights agreement to be entered into by us with such selling securityholders or otherwise, information about such selling securityholders, their beneficial ownership of our securities and their relationship with us will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference to such registration statement.

PLAN OF DISTRIBUTION

We, or selling securityholders, if applicable, may sell the securities being offered hereby in one or more of the following ways from time to time:

•	to underwriters for resale to purchasers;

•	directly to purchasers; or

•	through agents or dealers to purchasers.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers, and their compensation in a prospectus supplement.

LEGAL MATTERS

Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, or counsel to be identified in the applicable prospectus supplement, will serve as counsel to Wyndham Worldwide Corporation.

EXPERTS

The consolidated financial statements of Wyndham Worldwide Corporation and subsidiaries (the “Company”), incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the fact that, prior to its separation from Cendant Corporation (“Cendant” known as Avis Budget Group since August 29, 2006), the Company was comprised of the assets and liabilities used in managing and operating the lodging, vacation exchange and rental and vacation ownership businesses of Cendant. Included in Notes 20 and 21 of the consolidated and combined financial statements is a summary of transactions with related parties. As discussed in Note 14 to the consolidated and combined financial statements, in connection with its separation from Cendant, the Company entered into certain guarantee commitments with Cendant and has recorded the fair value of these guarantees as of July 31, 2006. As discussed in Note 1 to the consolidated and combined financial statements, as of January 1, 2006, the Company adopted the provisions for accounting for real estate time-sharing transactions. Also, as discussed in Note 2 to the consolidated and combined financial statements, the Company adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 on January 1, 2007.) which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended March 31, 2008 and 2007, June 30, 2008 and 2007, and September 30, 2008 and 2007, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in the Company’s Quarterly Reports on Forms 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Wyndham Worldwide Corporation